EX-12

                   SOUTHERN INDIANA GAS AND ELECTRIC COMPANY

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   For the Five Years Ended December 31, 1993

                            1993       1992     1991      1990      1989
                                          (in thousands)
EARNINGS AS DEFINED
Net income                $39,653    $36,767  $38,513   $37,691   $36,216
Add:
  Income Taxes:
    Current:
       Federal              5,897     13,049   14,176    12,025    13,404
       State                1,312      2,444    2,436     1,642     2,116
    Deferred, net:
       Federal              9,682        550    2,996     5,597     5,496
       State                1,581        439      690     1,532       823
    Deferred investment
     tax credit, net       (1,868)    (1,873)  (1,877)   (1,883)   (1,878)
  Interest on long-term
   debt                    18,437     17,768   18,238    18,249    18,102
  Amortization of premium,
   discount and expense
   on debt                    773        446      740       667       714
  Other interest              746        461      719       572     2,173
  Interest component of
   rent expense <F1>          405        391      382       369       351

    Earnings as defined   $76,618    $70,442  $77,013   $76,461   $77,517

FIXED CHARGES AS DEFINED

  Interest on long-term
   debt                   $18,437    $17,768  $18,238   $18,249   $18,102
  Amortization of premium,
   discount and expense
   on debt                    773        446      740       667       714
  Other interest              746        461      719       572     2,173
  Interest component of
   rent expense <F1>          405        391      382       369       351

    Fixed charges as
     defined              $20,361    $19,066  $20,079   $19,857   $21,340

Ratio of Earnings to
 Fixed Charges <f2)          3.76       3.69     3.84      3.85      3.63

NOTES:
<F1>   One-third of rentals represents a reasonable
approximation of the interest factor.
<F2>   The ratios shown above do not reflect the fixed
charge component in the Company's power contract with OVEC
(see "Electric Business", page 1). Inclusion of the component in the computation would not have a significant effect on the ratios.